NORWOOD FINANCIAL CORP APPOINTS
WILLIAM W. DAVIS, JR. AS CHAIRMAN

FOR IMMEDIATE RELEASE

January 13, 2017 - Honesdale, Pennsylvania

The Board of Directors of Norwood Financial Corp (NASDAQ Global Market – NWFL) and its subsidiary, Wayne Bank announced the appointment of William W. Davis, Jr. as Chairman of the Board of Norwood and Wayne Bank.  Mr. Davis has a long and distinguished banking career of over fifty years.  He served as President and Chief Executive Officer of the Wayne Bank from August 1996 to his retirement in 2009.  Mr. Davis has been a director since 1996 and was most recently Vice-Chairman of the Board.  He has served on numerous boards for community organizations throughout Northeast Pennsylvania, including the Wayne County Chamber of Commerce, United Way, WEDCO, Dorflinger and Wayne County Community Foundation.  He currently serves as Chairman of AAA North Penn.

The Board also appointed Dr. Andrew A. Forte as Vice-Chairman of the Board.  Dr. Forte is president of Forte, Inc., which owns and operates the Stroudsmoor Country Inn in Stroudsburg, PA.  He has been a director since 2007 and is currently the Chair of the Audit Committee.

Lewis J. Critelli, President and Chief Executive Officer noted, "The Bank is very fortunate to have the guidance and leadership of Bill and Andy as we continue to build shareholder value, serve our customers and help the community grow."

Norwood Financial Corp., through its subsidiary Wayne Bank, operates fifteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan

Counties, New York.  The New York offices represent locations that were assumed through the acquisition of Delaware Bancshares, Inc. and its wholly-owned subsidiary, NBDC Bank.  The Company's stock is traded on the Nasdaq Global Market, under the symbol, "NWFL".

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.  Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., the ability to control costs and expenses, demand for real estate, government fiscal policies, cybersecurity and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.